dick clark productions, inc.

FOR IMMEDIATE RELEASE

                   Robert A. Chuck and Jeffrey B. Logsdon Elected As New Directors of dick clark productions, inc.


Burbank, California (November 19, 1996) -- dick clark productions, inc. (Nasdaq;
DCPI) expanded its Board of Directors to seven members with the addition of Robert A. Chuck and Jeffrey B. Logsdon, who were elected at the Company's annual shareholders' meeting on November 12, 1996. Richard W. Clark, Karen W. Clark, Francis C. LaMaina, Lewis Klein and Enrique F. Senior were re-elected as directors at the shareholders' meeting.

     Mr. Chuck has been Vice-President-Special Projects of dick clark productions, inc. since 1993. Previously, he was Executive Vice President-Administration and Business Affairs of Triad Artists, Inc., a talent agency.

     Mr. Logsdon has been a Managing Director since August 1996 of Cruttenden Roth, Inc., an investment banking and brokerage firm, where he is Director of Research. Previously, he was a Managing Director of The Seidler Companies, Incorporated, where he served as Director of Institutional Equities.

     dick clark productions, inc. produces a wide range of television programming and corporate events. The Company also operates an expanding entertainment-themed restaurant group -- "Dick Clark's American Bandstand Grill(R)."

     Except for the historical information contained in this release, the other statements in this release are forward looking statements that involve risks and uncertainties, including, without limitation, the Company's ability to sell its television programming, in particular its specials programming, timely completion of negotiations for new restaurants sites and the ability to construct and open new restaurants and to attract new corporate productions clients, the level of increased production by the major television networks, as well as such other risks as from time to time may be detailed in the Company's Securities and Exchange Commission reports.

Contacts:    Logan Carr, DCPI Public Relations, at (818) 841-3003
             Ken Ferguson, DCPI Chief Financial Officer, at (818) 841-3003.
             Bruce Russell, DCPI Investor Relations, at (310) 216-1414.









               3003 West Olive Avenue -- Burbank CA 91510-7811 --
                       (818) 841-3003 FAX (818) 954-8609